Exhibit 25

                                                                 EXECUTION COPY

                                ESCROW AGREEMENT

           This ESCROW AGREEMENT (this "Escrow Agreement") is made and entered into as of this 3rd day of June, 2005, by and among MONEYLINE TELERATE HOLDINGS, INC. a Delaware corporation ("MTH"), REUTERS LIMITED, a company organized under the laws of England and Wales ("Limited"), and THE BANK OF NEW YORK, a New York banking corporation (the "Escrow Agent").

                                    RECITALS

           WHEREAS, MTH and Limited are parties to that certain Stock and Asset Purchase Agreement, dated as of December 20, 2004, as amended on May 20, 2005 and June 3, 2005 (the "Purchase Agreement"), by and among MTH, certain subsidiaries of MTH (as set forth in the Purchase Agreement and, together with MTH, the "Sellers"), Limited, Reuters S.A. ("RSA"; RSA together with Limited being referred to as "Reuters", and Reuters, together with any of their designated Affiliates, being referred to as the "Purchasers") and One Equity Partners LLC (for the limited purposes set forth in the Purchase Agreement);

           WHEREAS, pursuant to Section 2.3.10 and 2.3.12 of the Purchase Agreement respectively, (i) the Purchasers agreed to deliver an amount in cash equal to $39,522,385; and (ii) MTH agreed to deliver to the Escrow Agent at the Closing (as defined below) the SAVVIS Escrow Shares (as defined below), together with stock powers duly executed in blank (the $39,522,385 delivered by Purchaser together with the SAVVIS Escrow Shares, the "Escrow Funds"), which are to be deposited in escrow (the "Escrow Account") and applied by the Escrow Agent in accordance with the provisions herein;

           WHEREAS, the parties desire to set forth in this Escrow Agreement the terms and conditions pursuant to which the Escrow Funds will be deposited, held, and disbursed; and

           WHEREAS, MTH and Limited desire to secure the services of the Escrow Agent, and the Escrow Agent is willing to provide such services, pursuant to the terms and conditions of this Escrow Agreement.

           NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINED TERMS.

           As used in this Escrow Agreement, the following terms have the respective meanings set forth below.

           "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability

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to elect the members of the board of directors or other governing body of a
Person, and the terms "controlled" and "controlling" have correlative meanings.

           "Business Day" means a day on which national banks are open for business in New York, New York and Wilmington, Delaware.

           "Closing" means the closing of the transactions contemplated by the Purchase Agreement.

           "Calculation Date SAVVIS Stock Fair Market Value" means $706.26.

           "Closing Date" means June 3, 2005.

           "Person" means an individual, partnership, corporation, limited liability company, joint stock company, firm, entity, unincorporated organization or association, trust or joint venture, or a governmental authority.

           "SAVVIS" means SAVVIS Communications Corporation.

           "SAVVIS Escrow Shares" means 21,239 shares of Series A Convertible Preferred Stock of SAVVIS; provided, that in the event of any merger, consolidation, reorganization, recapitalization, dividend (including all paid-in-kind dividends), distribution, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other similar event, or in the event such shares are converted into common stock or other securities of SAVVIS or any other entity, "SAVVIS Escrow Shares" shall mean or include, as appropriate, such securities, cash and/or other property received in respect of 21,239 shares of Series A Convertible Preferred Stock of SAVVIS after such event or conversion, and this adjustment shall be made successively each time any such event shall occur (whether before or after any conversion of such shares). In the event of any such event or conversion, reference to a single SAVVIS Escrow Share shall be deemed to refer to or include, as appropriate, such other property received in respect of a single share of Series A Convertible Preferred Stock of SAVVIS.

           "SAVVIS Stock Fair Market Value" means, in respect of each SAVVIS Escrow Share as of any date, the product of (a) the number of shares of common stock of SAVVIS into which it is then convertible and (b) 70% (subject to change as provided below, the "Discount") of the average of the closing prices of such common stock for the 20 trading days ending with and including the trading day immediately preceding such date if such common stock is readily tradeable on a national securities exchange, the National Association of Securities Dealers Automated Quotation System or other national market system; provided, however, that if (i) such common stock is not readily tradeable as set forth above, or any of the events set forth in the proviso of the definition of "SAVVIS Escrow Shares" shall have occurred and the value of the SAVVIS Escrow Shares shall not be readily ascertainable on a similar basis, or (ii) Reuters and MTH mutually agree at any time prior to the Closing to change the Discount or what constitutes "SAVVIS Stock Fair Market Value", Reuters and MTH shall determine in good faith the "Discount" or the "SAVVIS Stock Fair Market Value", in any case, based upon valuations performed by their respective financial advisors; provided, further, that in the event Reuters and MTH fail or are unable to agree on such matters within a reasonable period of time not to exceed thirty (30)


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days, then Reuters and MTH shall jointly select an independent, nationally recognized investment bank to determine the "Discount" or "SAVVIS Stock Fair Market Value", as the case may be, and the determination of such investment bank shall be final and binding upon the parties hereto.

           "Value of the Escrow Funds" means, as of any date, the sum of (i) the fair market value of the cash, securities and other property (other than the SAVVIS Escrow Shares) then held in the Escrow Account as determined by the Escrow Agent in accordance with its customary practices and (ii) the product of the Calculation Date SAVVIS Stock Fair Market Value times the number of SAVVIS Escrow Shares then held in the Escrow Account or, if such shares are no longer Series A Convertible Preferred Stock of SAVVIS but other property, cash or securities as contemplated in the definition of "SAVVIS Escrow Shares", then the number of SAVVIS Escrow Shares shall be deemed to equal for purposes of this definition such number of Series A Convertible Preferred Stock of SAVVIS that were exchanged or converted into such other property, cash or securities.

2. APPOINTMENT OF ESCROW AGENT; RESIGNATION AND SUCCESSOR.

           2.1 Appointment of Escrow Agent. MTH and Limited hereby appoint the Escrow Agent as, and the Escrow Agent hereby accepts its appointment and designation as, Escrow Agent pursuant to the terms and conditions of this Escrow Agreement.

           2.2 Resignation of Escrow Agent; Appointment of Successor. The Escrow Agent may resign at any time by giving at least sixty (60) days' prior written notice of resignation to MTH and Limited, such resignation to be effective on the date specified in such notice, whereupon the Escrow Agent will be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. Upon receipt of such notice, MTH and Limited shall appoint a bank or trust company as successor Escrow Agent by a written instrument executed by MTH and Limited delivered to the resigning Escrow Agent. The successor Escrow Agent shall execute and deliver to the parties to this Escrow Agreement an instrument accepting such appointment and shall succeed to all of the rights and obligations of the resigning Escrow Agent as of the effective date of the resignation as if originally named in this Escrow Agreement. Upon assignment of this Escrow Agreement, the resigning Escrow Agent shall duly transfer and deliver to the successor Escrow Agent the Escrow Account at the time held by the resigning Escrow Agent; provided, that, in the event MTH and Limited do not select a successor Escrow Agent within such sixty (60) day period, the Escrow Agent may resign, in which case it shall deposit all property and monies held hereunder into the registry of any court of competent jurisdiction, with notice to the other parties hereto and shall thereafter be absolved from any and all liability in connection with the exercise of its powers and duties as Escrow Agent hereunder, except for liability arising in connection with its gross negligence, willful misconduct or bad faith.


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3. ESTABLISHMENT OF ESCROW.

           3.1 Escrow Account.

           (a) At the Closing, Reuters shall deposit with the Escrow Agent, in accordance with Section 2.3.10 of the Purchase Agreement, an amount in cash equal to $39,522,385, and the Sellers shall deposit with the Escrow Agent, in accordance with Section 2.3.12 of the Purchase Agreement, the SAVVIS Escrow Shares. MTH shall execute and deliver to the Escrow Agent, promptly following the deposit of the SAVVIS Escrow Shares with the Escrow Agent, one or more stock powers duly executed in blank by MTH, as the Escrow Agent shall request in writing, with respect to such SAVVIS Escrow Shares. The Escrow Agent shall act as Escrow Agent and hold, safeguard and disburse the Escrow Funds pursuant to the terms and conditions of this Escrow Agreement. The Escrow Funds shall not be subject to any lien or attachment of any creditor of any party to this Escrow Agreement or of any Seller or Purchaser, and will be used solely for the purposes and subject to the conditions set forth in this Escrow Agreement.

           (b) At all times while any SAVVIS Escrow Shares remain in the Escrow Account, the Sellers shall be treated as the owner of such SAVVIS Escrow Shares for all tax purposes and shall pay in a timely fashion all taxes imposed in respect of the SAVVIS Escrow Shares. The Sellers shall at all times retain full voting authority with respect to all SAVVIS Escrow Shares in the Escrow Funds. In the event SAVVIS Escrow Shares are to be converted or exchanged into other property, cash or securities as contemplated in the definition "SAVVIS Escrow Shares", the Escrow Agent shall effect such conversion or exchange at the direction of MTH, and MTH shall direct that such other property, cash or securities be delivered to the Escrow Agent hereunder as SAVVIS Escrow Shares. If the Escrow Agent should receive any cash with respect to the SAVVIS Escrow Shares, the Escrow Agent shall invest, reinvest and/or deposit such cash in accordance with Section 3.2.

           (c) MTH shall have the right and option (the "Cash Substitution Option"), exercisable as provided in this Section 3.1(c), to at any time cause the Escrow Agent to assign, transfer and deliver to MTH any or all of the SAVVIS Escrow Shares (together with stock powers executed in blank relating thereto) then held in the Escrow Account by depositing with the Escrow Agent, in substitution therefor, an amount in cash equal to the product of the number of SAVVIS Escrow Shares to be replaced times the lesser of (a) 130% of the Calculation Date SAVVIS Stock Fair Market Value and (b) the SAVVIS Stock Fair Market Value on the date of the Cash Substitution Notice (as defined below). The Cash Substitution Option shall be exercisable by MTH providing a written notice of exercise (the "Cash Substitution Notice") to the Escrow Agent and Limited, which Cash Substitution Notice shall (A) make specific reference to this Section 3.1(c), (B) indicate the SAVVIS Stock Fair Market Value as of the date of the Cash Substitution Notice, (C) indicate how such value was computed in accordance with the definition of SAVVIS Stock Fair Market Value, (D) indicate the aggregate amount of cash to be substituted for the SAVVIS Escrow Shares to be replaced in accordance with this Section 3.1(c), (E) indicate the precise nature and amount of the property and/or funds then comprising the SAVVIS Escrow Shares to be released from the Escrow Account and (F) include a certification of an officer of MTH that neither it nor any of its affiliates is in possession of material non-public information with respect to SAVVIS. Unless Limited notifies


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MTH and the Escrow Agent in writing of any objection to any of the matters referred to in the Cash Substitution Notice, which objection notice shall include reasonable detail of the basis for any such objection, within five (5) Business Days after the date of such notice, the Escrow Agent shall deliver the SAVVIS Escrow Shares to be replaced, together with the stock powers related thereto executed in blank, to MTH against receipt of immediately available funds in the amount set forth in such notice. In the event that Limited objects to any of the matters set forth in the Cash Substitution Notice, Limited and MTH shall in good faith seek to resolve such matter or matters (with any issue with respect to determination of SAVVIS Stock Fair Market Value to be resolved as provided in the definition thereof) and, promptly following such resolution, Limited and MTH shall provide joint written instructions to the Escrow Agent with respect to the delivery of the SAVVIS Escrow Shares to be replaced in exchange for an amount of immediately available funds based upon such resolution.

           3.2 Investment of Escrow Account. Upon the written direction of MTH and Limited, the Escrow Agent shall place any funds in the Escrow Account only into Permitted Investments. For the purposes hereof, "Permitted Investments" shall mean (i) obligations of or guaranteed by the United States of America or any agency thereof, either outright or in connection with repurchase agreements covering such obligations, (ii) obligations of or guaranteed by any state or political subdivision of the United States of America with a maturity six months or less, (iii) interest bearing certificates of deposit or bankers' acceptances issued by any other national or state-chartered bank having capital and surplus of at least $1,000,000,000 with an investment term of six months or less, (iv) commercial paper with a maturity of not more than thirty days rated at least P-1 by Moody's Investor Service, Inc. and A-1 by the Standard & Poor's division of the McGraw Hill Companies, Inc, and (v) money market funds. The Escrow Agent may liquidate in accordance with its customary procedures any portion of the Escrow Account invested in a Permitted Investment to provide for payments required to be made under this Escrow Agreement. For tax purposes, all interest and other income earned on the Escrow Funds will be income of the Sellers, and all parties hereto will file all tax returns consistent with such treatment. MTH, on behalf of the Sellers, agrees to indemnify and hold the Escrow Agent harmless from and against all such taxes. It is understood that the Escrow Agent will be responsible for income reporting only with respect to income earned on investment of Escrow Funds and is not responsible for any other reporting.

4. RELEASE FROM ESCROW.

           4.1 Distributions from Escrow Account Pursuant to Section 2.5 of the Purchase Agreement.

           (a) Not later than two (2) Business Days after the delivery to the Escrow Agent of joint written instructions signed by MTH and Limited specifying the amount, if any, to which the Purchasers and/or MTH, on behalf of the Sellers, are entitled from the Escrow Funds pursuant to Section 2.5.2 of the Purchase Agreement, the Escrow Agent shall disburse to Limited, on behalf of the Purchasers, and/or MTH, on behalf of the Sellers, from the Escrow Account such portion(s) of the Escrow Funds as may be necessary to pay such specified amounts.

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           (b) Not later than two (2) Business Days after the delivery to the
Escrow Agent of joint written instructions signed by MTH and Limited specifying the amounts, if any, to be paid to the independent accounting firm, if any, engaged pursuant to Section 2.5.3.3 of the Purchase Agreement, the Escrow Agent shall disburse to the specified independent accounting firm from the Escrow Account such portion of the Escrow Funds as may be necessary to pay such specified amounts.

           4.2 Distributions from Escrow Account Pursuant to Article VI and IX of the Purchase Agreement.

           (a) From time to time prior to the second anniversary of the Closing Date, the Purchasers may deliver to MTH and the Escrow Agent a written notice (a "Claim Notice") requesting distribution to Limited, on behalf of the Purchasers, of a specified portion of the Escrow Funds in full or partial payment of the indemnification obligations of one or more of the Sellers under the Purchase Agreement (subject to the limitations therein), which notice shall (i) identify in reasonable detail the facts and circumstances with respect to the subject matter of such claim and associated damages and the section of the Purchase Agreement under which such indemnification is sought and the amount and method for computing the amount of damages and (ii) shall be accompanied by a delivery receipt or other appropriate proof of delivery to MTH of such Claim Notice. If the Escrow Agent has not received a written objection to a Claim Notice within forty-five (45) days following the date of the Escrow Agent's receipt of such Claim Notice, MTH shall be deemed to have irrevocably waived the right to object or otherwise challenge the claim referred to in such Claim Notice without prejudice to MTH's right to challenge any future claim and the Escrow Agent shall pay to Limited, on behalf of the Purchasers, the amount specified in the Claim Notice on the forty-sixth (46th) day following the receipt of such Claim Notice (or if the forty-sixth (46th) day is not a Business Day, then on the first Business Day following the forty-sixth (46th) day).

           (b) If the Escrow Agent shall have received a written objection from MTH to a claim referred to in a Claim Notice within forty-five (45) days following the date of the Escrow Agent's receipt of such Claim Notice, the Escrow Agent shall not make the payment of the amount specified in the Claim Notice to Limited pursuant to Section 4.2(a) of this Escrow Agreement, but shall instead withhold from the amount otherwise distributable hereunder an amount of the Escrow Funds sufficient to satisfy the claim to which objection has been made until it has received either (A) joint written instructions signed by MTH and Limited as to the disposition of the portion of the Escrow Funds in question, or (B) an order of a court of competent jurisdiction that is final and not subject to further court proceedings or appeal. Any such court order shall be accompanied by a legal opinion by counsel for the presenting party reasonably satisfactory to the Escrow Agent to the effect that the order is final and non-appealable. Upon receipt of any such written instructions or order, the Escrow Agent shall, subject to the terms hereof, distribute such Escrow Funds in accordance therewith. If an objection of MTH to payment of a claim referred to in a Claim Notice shall prevent timely payment to Limited, on behalf of the Purchasers, of any amount which is ultimately determined to be distributable in satisfaction of such claim, the Purchasers shall be entitled to all income received on such amount by its investment hereunder from and after the forty-sixth (46th) day following the Escrow Agent's receipt of the applicable Claim Notice until distribution of such amount to Limited, on behalf of the


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Purchasers, in payment thereof, and the determination by the Escrow Agent of such interest amount to which Limited, on behalf of the Purchasers, is entitled shall be binding on both MTH and the Purchasers. The amount of such interest shall be paid to Limited, on behalf of the Purchasers, concurrently with the distribution of the portion of the Escrow Funds to satisfy such Claim.

           4.3 Other Distributions from Escrow Account.

           (a) Not later than two (2) Business Days after delivery to the Escrow Agent of joint written instructions signed by MTH and Limited specifying the amounts, if any, to which Limited, on behalf of the Purchasers, and/or MTH, on behalf of the Sellers, are entitled from the Escrow Funds pursuant to Section
6.32.2 of the Purchase Agreement, the Escrow Agent shall disburse to Limited, on behalf of the Purchasers, and/or MTH, on behalf of the Sellers, from the Escrow Account such portion(s) of the Escrow Funds as may be necessary to pay such specified amounts.

           (b) Promptly following the first anniversary of the Closing Date (the "First Anniversary Date"), the Escrow Agent shall release to MTH, or its representative, a portion of the Escrow Funds equal to the amount, if any, by which the Value of the Escrow Funds on the First Anniversary Date exceeds the sum of (A) $33,750,000, together with any income received thereon by its investment hereunder to the First Anniversary Date, and (B) the aggregate of the amount of the claims set forth in Claim Notices that have not been paid or otherwise resolved as contemplated in Section 4.2 of this Escrow Agreement, together with any income received on such aggregate amount by its investment hereunder to the First Anniversary Date.

           (c) Promptly following the second anniversary of the Closing Date (the "Second Anniversary Date"), the Escrow Agent shall distribute the Escrow Funds, in accordance with the written instructions of MTH, or its representative; provided, however, that in the event that, on or prior to the Second Anniversary Date, Limited delivers any Claim Notices and the claims related thereto are unresolved as of the Second Anniversary Date, the Escrow Agent shall not distribute and will continue to hold pursuant to Section 4.2 hereof a portion of the Escrow Funds having a value equal to the damages sought with respect to unresolved claims under such Claim Notices. The Escrow Agent shall not make any payment from the Escrow Funds it continues to hold after the distribution from the Escrow Funds pursuant to the foregoing sentence until it has received either (A) joint written instructions signed by MTH and Limited as to the disposition of the portion of the Escrow Funds in question, or (B) an order of a court of competent jurisdiction accompanied by an opinion of counsel to the effect that such order is final and not subject to further court proceedings or appeal.

           (d) On January 15th of each year after the Closing Date until the termination of this Escrow Agreement, the Escrow Agent shall distribute to MTH, on behalf of the Sellers, an amount equal to 40% of the income from the Escrow Funds allocated to the Sellers for the prior calendar year.

           4.4 Form of Disbursements. Except as may be set forth in joint written instructions signed by MTH and Limited, (i) all disbursements to be made to Limited, on behalf of the Purchasers, pursuant to this Escrow Agreement shall


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be made in cash unless and until all funds and property (other than the SAVVIS
Escrow Shares) held in the Escrow Account have been exhausted and, thereafter, such disbursements shall be made in the form of SAVVIS Escrow Shares valued at the Calculation Date SAVVIS Stock Fair Market Value and (ii) all disbursements and releases to be made to MTH, or its representative, pursuant to this Escrow Agreement shall be made in SAVVIS Escrow Shares valued at the Calculation Date SAVVIS Stock Fair Market Value unless and until all SAVVIS Escrow Shares contained in the Escrow Account have been exhausted and, thereafter, such disbursements and releases shall be made in the form of cash.

5. THE ESCROW AGENT.

           (a) The duties and responsibilities of the Escrow Agent will be limited to those expressly set forth in this Escrow Agreement and it will not be subject to, nor obligated to recognize, any provision of any other agreement between, or direction or instruction of, any or all of the parties to this Escrow Agreement.

           (b) If any Escrow Funds are at any time attached, garnished or levied upon under any court order or in case the payment of any such Escrow Funds will be stayed or enjoined by any court order, or in case any order, judgment or decree will be made or entered by any court affecting such Escrow Funds or any part thereof, then and in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel is binding upon it. If the Escrow Agent complies with any such order, writ, judgment or decree, it will not be liable to any of the parties to this Escrow Agreement or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

           (c) The Escrow Agent will not be liable for any act taken or omitted under this Escrow Agreement, except for liability arising in connection with its gross negligence, willful misconduct or bad faith. The Escrow Agent shall not incur any liability for failure to perform any act or to fulfill any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility). The Escrow Agent will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

           (d) MTH and Limited hereby jointly and severally agree to indemnify the Escrow Agent and each of its officers, directors, agents and employees from and against, and to hold the Escrow Agent and such persons harmless against, any loss, liability, damage or reasonable expense (including reasonable attorneys' fees) incurred without gross negligence, willful misconduct or bad faith on the part of the Escrow Agent, arising, directly or indirectly, out of or in connection with the Escrow Agent's entering into this Escrow Agreement and carrying out the Escrow Agent's duties hereunder, including costs and reasonable expenses of successfully defending the Escrow Agent against any claim of


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liability with respect thereto. The Escrow Agent may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The provisions of this Section 5(d) shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

           (e) The Escrow Agent will (a) be paid a fee for its services under this Escrow Agreement as provided by Exhibit A and (b) be entitled to reimbursement for reasonable expenses (including the reasonable fees and disbursements of its counsel) actually incurred by the Escrow Agent in connection with its duties under this Escrow Agreement (such fees and expenses being hereinafter referred to collectively as the "Escrow Agent Fees and Expenses"). All Escrow Agent Fees and Expenses will be paid first out of interest earned and accrued on the Escrow Funds. The Escrow Agent will not be entitled to withdraw any amounts from the interest earned and accrued on the Escrow Funds for reimbursement of Escrow Agent Fees and Expenses until the expiration of five (5) Business Days following delivery of notice of the amount of such Escrow Agent Fees and Expenses to MTH and Limited.

6. MISCELLANEOUS.

           (a) Notices. All notices, requests, consents or other communications required or permitted under this Escrow Agreement will be in writing and will be deemed to have been duly given or delivered by any party (i) when received by such party if delivered by hand, (ii) upon confirmation when delivered by facsimile, (iii) within one (1) day after being sent by recognized overnight delivery service, or (iv) within three (3) Business Days after being mailed by first-class mail, postage prepaid, and in each case addressed as follows (provided, however, that notice to the Escrow Agent shall be deemed to have been duly given only upon the Escrow Agent's receipt thereof, and that the original of any written notice, request, consent or other communication delivered by facsimile to the Escrow Agent shall be delivered to the Escrow Agent no later than five (5) Business Days after the delivery of the facsimile thereof):

            (i) if to MTH, to:

            Moneyline Telerate Holdings, Inc.
            233 Broadway
            New York, NY  10279
            Facsimile: (212) 553-9698
            Attention: Chief Legal Officer

            With a required copy to:

            Latham & Watkins LLP
            885 Third Avenue
            New York, NY  10022
            Facsimile: (212) 751-4864
            Attention: R. Ronald Hopkinson, Esq.
                       David S. Allinson, Esq.


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            and

            Morgan, Lewis & Bockius LLP
            101 Park Avenue
            New York, NY 10178
            Facsimile: (212) 309-6001
            Attention: Ira White, Esq.


            (ii) if to Reuters Limited, to

            Reuters Limited
            85 Fleet Street
            London, EC4P 4AJ United Kingdom
            Facsimile: 011 44 20 7542 6848
            Attention: Group General Counsel

            With a required copy to:

            Reuters America LLC
            3 Times Square
            New York, NY  10036
            Facsimile: (646)  223-4250
            Attention: General Counsel

            and

            Weil, Gotshal & Manges LLP
            767 Fifth Avenue
            New York, NY 10153
            Facsimile: (212) 310-8007
            Attention: David Zeltner, Esq.


            (iii) if to the Escrow Agent, to:

            The Bank of New York
            Insurance Trust & Escrow Unit
            101 Barclay Street, 8W
            New York, NY 10286
            Facsimile: (212) 815-5875/5877
            Attention: Thomas Hacker, Vice President

Any party by written notice to the other parties pursuant to this Section 6.1 may change the address or the persons to whom notices or copies thereof will be directed.

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           (a) Assignment; MTH Representative. This Escrow Agreement and the
rights and duties hereunder will be binding upon and inure to the benefit of the parties hereto and the successors and assigns of each of the parties to this Escrow Agreement. No rights, obligations or liabilities hereunder will be assignable by the Escrow Agent without the prior written consent of MTH and Limited. MTH shall have the right to appoint a person, with full power of substitution, as the representative, agent and attorney in fact of and for MTH in connection with any matters relating to this Agreement, including, without limitation, with respect to approvals, waivers, consents, instructions and the enforcement of rights hereunder. In the event of any such appointment, MTH shall provide written notice to the other parties of the identity and address of such representative.

           (b) Amendment. This Escrow Agreement may be amended or modified only by an instrument in writing duly executed by each of the parties hereto.

           (c) Waivers. Any waiver by any party hereto of any breach of or failure to comply with any provision of this Escrow Agreement by any other party hereto will be in writing and will not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Escrow Agreement.

           (d) Construction. This Escrow Agreement will be governed by the laws of the State of New York as applied to contracts made and performed in such state. The headings in this Escrow Agreement are solely for convenience of reference and will not be given any effect in the construction or interpretation of this Escrow Agreement. Unless otherwise stated, references to Sections and Exhibits are references to Sections and Exhibits of this Escrow Agreement.

           (e) Third Parties. Nothing expressed or implied in this Escrow Agreement is intended, or will be construed, to confer upon or give any Person other than the parties hereto any rights or remedies under, or by reason of, this Escrow Agreement.

           (f) Termination. This Escrow Agreement will terminate at the time of the final distribution by the Escrow Agent of all Escrow Funds in accordance with the provisions of this Escrow Agreement.

           (g) Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute a single instrument.

           (h) Severability. If any provision of this Escrow Agreement as applied to any part or to any circumstance will be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Escrow Agreement and the application of such provision to any other part or to any other circumstance will not be affected or impaired thereby.

           (i) Jury Trial; Counterclaims; Immunity. Each of MTH and Reuters hereby waives the right to trial by jury. To the extent that in any jurisdiction MTH or Reuters may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal


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
process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity.

           (j) General. Unless the context otherwise requires, the singular shall include the plural and vice-versa, each pronoun in any gender shall include all other genders, and the term "or" shall mean "and/or". The terms and provisions of this Escrow Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof.



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                     IN WITNESS WHEREOF, the parties hereto have caused this
Escrow Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                   ESCROW AGENT

                                   By: /s/ Thomas Hacker
                                       --------------------------------------
                                       Name: Thomas Hacker
                                       Title: Vice-President



                                   MONEYLINE TELERATE HOLDINGS, INC.

                                   By: /s/ Bernard F. Battista
                                       --------------------------------------
                                       Name: Bernard F. Battista
                                       Title: President



                                   REUTERS LIMITED

                                   By: /s/ Rosemary Martin
                                       --------------------------------------
                                       Name: Rosemary Martin
                                       Title: Company Secretary and Director









                       Signature Page to Escrow Agreement